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                                                                   EXHIBIT 99.1


        THIS AGREEMENT is made as of the 13th day of November, 1996, by and between SIMON DeBARTOLO GROUP, INC., a Maryland corporation having its principal office at National City Center, 115 West Washington Street, Indianapolis, Indiana 46204 (the "Company"), and SIMON DeBARTOLO GROUP, L.P., a Delaware limited partnership having its principal office at National City Center, 115 West Washington Street, Indianapolis, Indiana 46204 (the "Partnership").


                              W I T N E S S E T H:

        The Company is the Non-Managing General Partner of the Partnership under and pursuant to the terms of the Fifth Amended and Restated Limited Partnership Agreement of the Partnership dated August 9, 1996 (the "Partnership Agreement"). Capitalized terms used and not defined in this Agreement shall have the meanings given such terms in the Partnership Agreement.

        Under the terms of Article 11 of the Partnership Agreement, each Limited Partner of the Partnership has the right, subject to certain conditions set forth therein, to exchange its Partnership Units for cash or Shares, as selected by the Company as Non-Managing General Partner. If in any instance the Company selects Shares, the Company becomes obligated to acquire the Partnership Units in question in exchange for the issuance by it to the Limited Partner which owns such Units of Shares equal in number to the number of Units being so exchanged (subject to certain adjustments provided for in said Article
11). If in any instance the Company selects cash, the Company becomes obligated to cause the Partnership to redeem the Partnership Units in question for a cash payment in the amount provided for in said Article 11.

        By virtue of the above-described arrangement, the Company can impose meaningful financial obligations on the Partnership by electing that Partnership Units tendered for exchange by Limited Partners pursuant to Article 11 of the Partnership Agreement be redeemed by the Partnership for cash, in lieu of being exchanged for Shares. In order to insure that the Partnership will have funds to meet such obligations, the Company has agreed to enter into this Agreement.

        NOW, THEREFORE, in consideration of the premises and for good and valuable consideration paid to the Company, the receipt and sufficiency of which are hereby acknowledged, the Company hereby agrees to and with the Partnership as follows:

        1. The Company hereby agrees that the only manner in which it may hereafter elect to cause the Partnership redeem for cash any Partnership Units tendered for exchange pursuant to Article 11 of the Partnership Agreement, rather than electing to acquire such Partnership Units in exchange for Shares in accordance with said Article 11, is by contributing to the capital of the Partnership, in exchange for Additional Units, on or prior to the date of the closing established pursuant to said Article 11 for the exchange or redemption of such tendered Partnership Units, an amount in immediately available funds sufficient to enable the Partnership to effectuate such redemption.

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        2.      The Company hereby further agrees that if on the date of any closing established pursuant to Article 11 of the Partnership Agreement, the Company shall not have made the capital contribution provided for in paragraph I above, it shall, as result, conclusively be deemed to have elected to acquire the tendered Partnership Units for Shares and shall be obligated at such closing to issue its Shares to the tendering Limited Partner, in the quantity established pursuant to said Article 11, in exchange for such Partnership Units.

        3. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. The provisions of this Agreement shall be governed by the laws of the State of Delaware.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        SIMON DeBARTOLO GROUP, INC.



                                        By:   /s/  RANDOLPH L. FOXWORTHY
                                            ------------------------------------
                                            Name:  Randolph L. Foxworthy
                                            Title: Executive Vice President

                                        SIMON DeBARTOLO GROUP, L.P.

                                        By:  SD PROPERTY GROUP, INC., Managing
                                             General Partner



                                             By:   /s/  RANDOLPH L. FOXWORTHY
                                                 -------------------------------
                                                 Name:  Randolph L. Foxworthy
                                                 Title: Executive Vice President